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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Arguss Communications, Inc.:

We consent to the use of our report dated February 13, 2001, with respect to the consolidated balance sheets of Arguss Communications, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, incorporated herein by reference and to the reference to our firm under the heading "Experts" and "Arguss Communications, Inc. Selected Consolidated Historical Financial Data" in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts
January 23, 2002